P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 22, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 9% INCREASE IN 4TH QUARTER EARNINGS; FULL YEAR 2012 EPS UP 79%
_____________________________________________________________________

Summary fourth quarter and full year 2012 results:

•	Diluted earnings per common share were $0.36 for the quarter and $1.92 for the year.

◦	Year-over-year increases of 9% and 79%, respectively.

◦	Repayment of Peoples' trust preferred securities during the fourth quarter resulted in a $1.0 million pre-tax loss.

◦	Fourth quarter earnings impacted by other non-recurring expenses totaling $982,000.

•	Pre-provision net revenue was higher than the prior year but decreased slightly on a linked quarter basis.

◦	Total revenue increased 4% year-over-year compared to a 3% increase in operating expenses.

◦	Net interest margin benefited from sizable prepayment fees and interest recovered on nonperforming loans.

◦	Non-interest expense was impacted by higher employee benefit costs and additional rebranding expenses.

•	Reserve releases continued due to favorable asset quality trends.

◦	Nonperforming assets were 1.48% of gross loans and OREO at December 31, 2012 versus 3.41% a year ago.

◦	Net charge-offs were 0.12% of average loans in 2012 versus 1.16% in 2011.

◦	Allowance for loan losses fell to 1.81% of gross loans, from 1.88% at September 30 and 2.53% at year-end 2011.

◦	Recovery of loan losses of $0.5 million for the quarter and $4.7 million for the full year.

•	Higher retail deposit balances while loan production remained steady.

◦	Retail deposits were up 3% over the prior quarter-end and 12% higher than year-end 2011.

◦	Non-mortgage consumer loan balances experienced continued growth.

◦	Fourth quarter average loan balances increased $29 million from the linked quarter and $47 million year-over-year.

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2012. Net income totaled $3.9 million for the fourth quarter of 2012, representing earnings per diluted common share of $0.36. In comparison, earnings per diluted common share were $0.33 for the fourth quarter of 2011 and $0.45 for the third quarter of 2012. For the year, earnings per diluted common share were $1.92 in 2012 versus $1.07 in 2011.
"We are pleased with the significant improvement in both earnings and overall shareholder value in 2012," said Chuck Sulerzyski, President and Chief Executive Officer. “Most notably, revenue growth outpaced the increase in operating expenses, reversing recent negative trends. We also made good progress towards restoring our asset quality metrics to pre-2008 levels, which led to sizable reserve releases during 2012. Modest loan growth occurred as increased production was augmented by our first banking acquisition since 2004. Our common shareholders saw the value of their investment increase, as Peoples' stock price grew 38% during the year and the quarterly dividend was increased to $0.12 per share."
Sulerzyski continued, "More exciting than our financial performance in 2012 is the strategic investments we are making for future growth. These include the expansion of our consumer lending activities, completion of acquisitions in each of our business lines, the refresh of our image with a new brand and the repayment of our high-cost trust preferred securities. Further, each employee is committed to working together and building success for our customers, shareholders and the communities we serve."

As previously announced, Peoples repaid the entire $23 million outstanding principal amount of its junior subordinated debentures and related trust preferred securities on December 19, 2012. This transaction resulted in Peoples incurring a pre-tax loss of $1.0 million for the redemption premium and unamortized issuance costs. Peoples funded the repayment with a term note from an unaffiliated financial institution at a significantly lower interest rate. As a result, Peoples will realize an annual interest expense savings of $1.1 million beginning in 2013.
Net interest income grew to $14.1 million for the fourth quarter of 2012, 6% higher than the linked quarter. This improvement was largely attributable to a full quarter's impact of the Sistersville acquisition completed late in the third quarter of 2012. Net interest margin improved to 3.42%, compared to 3.30% for the linked quarter. Fourth quarter net interest income and margin also benefited from $330,000 of additional interest income for prepayment fees and interest recovered on nonaccrual loans. This one-time income added 7 basis points to the fourth quarter net interest margin. Compared to last year, growth in earning assets produced slightly higher net interest income for the fourth quarter and full year of 2012. However, the sustained low interest rate environment caused asset yields to decline more than Peoples could reduce its funding costs. As a result, Peoples experienced slight net interest margin compression from the prior year periods.
"Net interest income and margin exceeded our expectations for the quarter, due in part to the one-time income realized in the fourth quarter," said Edward Sloane, Chief Financial Officer and Treasurer. "We also experienced slower prepayments within our investment portfolio as long-term interest rates remained relatively stable throughout the quarter. The corresponding reduction in premium amortization eased the pressure on our asset yields. As we begin 2013, net interest income and margin will benefit from the repayment of our high-cost trust preferred securities in mid-December. However, our ability to sustain the improvement will depend upon meaningful loan growth. The balance sheet also remains positioned to benefit from any steepening of the yield curve."
During 2012, Peoples experienced sustained growth in non-interest income, with a 6% year-over-year increase for both the fourth quarter and entire year. On a linked quarter basis, non-interest income was up 3%. A key driver of these increases was stronger mortgage banking income. Historically low mortgage interest rates throughout most of 2012 resulted in higher refinancing activity. Growth in managed assets occurred during 2012 due to acquisitions and a general recovery within the U.S. financial markets. As a result, fourth quarter trust and investment income was 13% higher than the prior year. Electronic banking income remained strong throughout the year due to a steady increase in the volume of debit card transactions. Insurance income, although down on a linked quarter basis due to the timing of policy renewals, was 7% higher in the fourth quarter compared to the prior year, reflecting the rising trend in commercial insurance premiums within the industry and new business generated by producers.
"We returned to positive operating leverage in 2012 due to the strength of our fee-based businesses and disciplined expense management," said Sulerzyski. "In addition to significantly higher mortgage-banking activity, double-digit increases occurred within our trust and investment income and e-banking revenues. On the expense side, most of the increase was the result of higher sales and incentive compensation, plus costs associated with acquisition activities and our new brand. We also ramped up our charitable giving in 2012, both directly to local organizations and through increased contributions to our private foundation."
Non-interest expense totaled $17.1 million for the fourth quarter of 2012, versus $15.7 million for the linked quarter and $16.6 million for the fourth quarter of 2011. In the fourth quarter, Peoples incurred $982,000 of additional expenses related to pension settlement charges, ongoing rebranding efforts, a one-time stock award to certain employees, and acquisition related costs. Total non-interest expense also was higher in the fourth quarter due to a full quarter's impact of the Sistersville acquisition. Fourth quarter salary and employee benefit costs, while 7% lower than the prior year, increased 8% from the linked quarter, due almost entirely to the pension settlement charges and one-time stock-based compensation expense. For the year, total non-interest expense was $63.5 million in 2012, up 3% from the prior year. Most of this increase was the result of additional sales and incentive compensation due to stronger than expected revenue growth. Other significant contributing factors to the increase were $641,000 of acquisition related expenses and $421,000 of rebranding costs.
At December 31, 2012, gross portfolio loan balances were $985.2 million, comparable to the prior quarter-end and up 5% from $938.5 million at year-end 2011. Loan growth occurred in 2012 due in part to commercial lending opportunities within Peoples' market area, coupled with increased consumer lending. Loan balances also benefited from the Sistersville acquisition during the third quarter. As a result, average loan balances were higher for both the fourth quarter of 2012 and full year compared to prior periods.
“Modest loan growth occurred in 2012 as increased production was largely offset by ongoing efforts to enhance the quality of our loan portfolio,” said Sloane. "New loan originations were over 50% higher than the prior year as our bankers were very active throughout the year. We also made progress towards our strategic goal of creating a loan portfolio with better risk dynamics and greater diversity. During 2012, non-mortgage commercial and consumer loans grew 28% and 16%, respectively, while commercial mortgage balances fell 8%. At the same time, we significantly reduced the level of problem loans which improved overall asset quality."
Total nonperforming assets were $14.7 million, or 1.48% of total loans plus OREO, at December 31, 2012, versus $16.7 million and 1.66% at September 30, 2012. This 12% reduction occurred primarily as a result of paydowns on nonaccrual commercial loans. In 2012, Peoples reduced its nonperforming assets by $17.6 million, or 54%. Total criticized loans, which are those classified as watch, substandard or doubtful, also have decreased $56.7 million, or 37%, since year-end 2011. This reduction occurred primarily as a result of $38.3 million in principal paydowns. Peoples' asset quality also benefited from the improvement in the financial condition of the borrowers, which allowed some loans to be upgraded during 2012.
The sustained improvement in asset quality during 2012 has resulted in a significant decrease in Peoples' allowance for loan losses. At year-end 2012, the allowance for loan losses was 1.81% of total loans, compared to 1.88% and 2.53% at September 30, 2012 and December 31, 2011, respectively. Even with this reduction, the allowance for loan losses was 128.9% of nonperforming loans, up from 120.0% at the prior quarter-end and 79.0% at year-end 2011. Peoples continues to closely evaluate credit quality, including the continued elevated exposure to commercial real estate and certain sectors. The evaluation of the allowance for loan losses recognizes these remaining risks, as well as emerging risks and the uneven economic environment across Peoples' market area.
During the fourth quarter, retail deposit balances grew $39.4 million, or 3%, as non-interest-bearing deposit balances increased $28.7 million and interest-bearing balances were up $10.7 million. Non-interest-bearing deposit growth occurred primarily as a result of increases in commercial account balances. Peoples continued to experience a mix shift within its interest-bearing deposits, with growth in low-cost savings and checking balances more than offsetting a decline in retail certificates of deposit. For the year, retail deposit balances increased $149.7 million, or 12%, as growth in non-interest-bearing deposits was nearly matched by increased interest-bearing balances. This deposit growth allowed Peoples to reduce borrowed funds by $40.0 million, or 18%, during 2012.
At December 31, 2012, Peoples' Tier 1 risk-based capital ratio was 14.06%, compared to 15.85% at the prior quarter-end, with 6% required to be considered well capitalized. The lower ratio at year-end was largely the result of Peoples repaying all of its outstanding junior subordinated debentures and redeeming the related trust preferred securities during the fourth quarter. This transaction had minimal impact on Peoples' tangible common equity. At December 31, 2012, the ratio of tangible common equity to tangible assets was 8.28%, and tangible book value per share was $14.52, versus 8.37% and $14.28, respectively, at September 30, 2012.
"Overall, we consider 2012 to be a very good year considering the strong results within our core businesses and significant improvement in shareholder value," summarized Sulerzyski. "In 2013, we plan to build upon the recent earnings momentum and improvement in asset quality. Key priorities will include balanced loan growth, preserving our revenue diversity, generating positive operating leverage and returning asset quality to pre-crisis levels. We will be successful due to disciplined execution of our strategies and commitment to serving the needs of our customers and local communities."
Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 47 locations and 43 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2012 results of operations today at 11:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the “Investor Relations” section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible equity and tangible common equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (3) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Federal Reserve Board, which may adversely impact interest margins; (4) the success, impact, and timing of Peoples' business strategies, including the integration of recently completed acquisitions, expansion of consumer lending activity and rebranding efforts; (5) adverse changes in economic conditions and/or activity, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as the continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (6) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (7) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder, which may subject Peoples, its subsidiaries or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (8) changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations; (9) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples' investment portfolio and interest rate sensitivity of Peoples' consolidated balance sheet; (10) Peoples' ability to receive dividends from its subsidiaries; (11) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (12) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (13) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (14) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of our third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (15) the overall adequacy of our risk management program; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2012 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
PER COMMON SHARE:
Earnings per share:
Basic	$0.36	$0.45	$0.33	$1.92	$1.07
Diluted	0.36	0.45	0.33	1.92	1.07
Cash dividends declared per share	0.12	0.11	0.10	0.45	0.30
Book value per share	21.02	20.77	19.67	21.02	19.67
Tangible book value per share (a)	14.52	14.28	13.53	14.52	13.53
Closing stock price at end of period	$20.43	$22.89	$14.81	$20.43	$14.81

SELECTED RATIOS:
Return on average equity (b)	6.99%	8.86%	6.79%	9.52%	5.72%
Return on average common equity (b)	6.99%	8.86%	6.69%	9.52%	5.61%
Return on average assets (b)	0.82%	1.04%	0.84%	1.11%	0.69%
Efficiency ratio (c)	72.99%	70.06%	73.53%	69.55%	68.98%
Pre-provision net revenue to average assets (b)(d)	1.23%	1.34%	1.21%	1.41%	1.41%
Net interest margin (b)(e)	3.42%	3.30%	3.49%	3.39%	3.43%
Dividend payout ratio (f)	33.17%	24.36%	30.32%	23.58%	28.35%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on security transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income available to common shareholders.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2012	2012	2011	2012	2011
Interest income	$17,575	$16,942	$18,475	$69,470	$75,133
Interest expense	3,465	3,621	4,686	14,995	21,154
Net interest income	14,110	13,321	13,789	54,475	53,979
(Recovery of) provision for loan losses	(503)	(956)	(473)	(4,716)	7,998
Net interest income after (recovery of) provision for loan losses	14,613	14,277	14,262	59,191	45,981

Net gain on securities transactions	273	112	—	3,548	473
Loss on debt extinguishment	(1,033)	—	—	(4,144)	—
Net gain (loss) on loans held-for-sale and other real estate owned	58	—	(869)	66	(927)
Net (loss) gain on other assets	(85)	(161)	60	(248)	11

Non-interest income:
Insurance income	2,088	2,367	1,944	9,844	9,265
Deposit account service charges	2,237	2,261	2,509	8,965	9,765
Trust and investment income	1,619	1,565	1,429	6,129	5,548
Electronic banking income	1,519	1,484	1,324	5,955	5,142
Mortgage banking income	1,008	638	657	2,877	1,687
Other non-interest income	348	257	425	1,201	1,537
Total non-interest income	8,819	8,572	8,288	34,971	32,944

Non-interest expense:
Salaries and employee benefits costs	8,715	8,051	9,345	33,426	33,626
Net occupancy and equipment	1,736	1,423	1,459	6,094	5,885
Marketing expense	1,192	534	660	2,682	1,765
Professional fees	1,181	1,172	916	4,370	3,531
Electronic banking expense	891	887	676	3,342	2,692
Data processing and software	537	470	487	1,979	1,893
Communication expense	355	294	308	1,285	1,223
Foreclosed real estate and other loan expenses	262	263	388	1,001	1,213
Franchise taxes	245	415	377	1,486	1,505
FDIC insurance	213	257	315	1,002	1,867
Amortization of intangible assets	159	134	131	509	586
Other non-interest expense	1,620	1,766	1,502	6,298	5,545
Total non-interest expense	17,106	15,666	16,564	63,474	61,331
Income before income taxes	5,539	7,134	5,177	29,910	17,151
Income tax expense	1,665	2,310	1,333	9,525	4,596
Net income	$3,874	$4,824	$3,844	$20,385	$12,555
Preferred dividends	—	—	345	—	1,343
Net income available to common shareholders	$3,874	$4,824	$3,499	$20,385	$11,212

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.36	$0.45	$0.33	$1.92	$1.07
Earnings per share – Diluted	$0.36	$0.45	$0.33	$1.92	$1.07
Cash dividends declared per share	$0.12	$0.11	$0.10	$0.45	$0.30

Weighted-average shares outstanding – Basic	10,542,810	10,530,800	10,494,210	10,527,885	10,482,318
Weighted-average shares outstanding – Diluted	10,542,810	10,530,876	10,494,210	10,527,912	10,482,318
Actual shares outstanding (end of period)	10,547,960	10,534,445	10,507,124	10,547,960	10,507,124

CONSOLIDATED BALANCE SHEETS

	December 31,
(in $000’s)	2012	2011

Assets
Cash and cash equivalents:
Cash and due from banks	$47,256	$32,346
Interest-bearing deposits in other banks	15,286	6,604
Total cash and cash equivalents	62,542	38,950

Available-for-sale investment securities, at fair value (amortized cost of
$628,584 at December 31, 2012 and $617,128 at December 31, 2011)	639,185	628,571
Held-to-maturity investment securities, at amortized cost (fair value of
$47,124 at December 31, 2012 and $16,705 at December 31, 2011)	45,275	16,301
Other investment securities, at cost	24,625	24,356
Total investment securities	709,085	669,228

Loans, net of deferred fees and costs	985,172	938,506
Allowance for loan losses	(17,811)	(23,717)
Net loans	967,361	914,789

Loans held-for-sale	6,546	3,271
Bank premises and equipment, net of accumulated depreciation	27,013	23,905
Bank owned life insurance	51,229	49,384
Goodwill	64,881	62,520
Other intangible assets	3,644	1,955
Other assets	25,749	30,159
Total assets	$1,918,050	$1,794,161

Liabilities
Deposits:
Non-interest-bearing deposits	$317,071	$239,837
Interest-bearing deposits	1,175,232	1,111,243
Total deposits	1,492,303	1,351,080

Short-term borrowings	47,769	51,643
Long-term borrowings	128,823	142,312
Junior subordinated notes held by subsidiary trust	—	22,600
Accrued expenses and other liabilities	27,427	19,869
Total liabilities	1,696,322	1,587,504

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at December 31, 2012 and December 31, 2011)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,155,648 shares issued at December 31, 2012 and 11,122,247 shares issued at
December 31, 2011), including shares in treasury	167,039	166,969
Retained earnings	69,158	53,580
Accumulated comprehensive income, net of deferred income taxes	654	1,412
Treasury stock, at cost (607,688 shares at December 31, 2012 and
615,123 shares at December 31, 2011)	(15,123)	(15,304)
Total stockholders' equity	221,728	206,657
Total liabilities and stockholders' equity	$1,918,050	$1,794,161

SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2012	2012	2012	2012	2011
Loan Portfolio
Commercial real estate	$378,073	$379,561	$394,323	$394,034	$410,352
Commercial and industrial	180,131	172,068	161,893	150,431	140,857
Real estate construction	34,265	50,804	43,775	43,510	30,577
Residential real estate	233,841	233,501	212,813	218,745	219,619
Home equity lines of credit	51,053	51,137	48,414	48,067	47,790
Consumer	101,246	100,116	92,334	86,965	87,531
Deposit account overdrafts	6,563	1,580	1,726	2,351	1,780
Total loans	$985,172	$988,767	$955,278	$944,103	$938,506

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$392,313	$413,837	$411,401	$392,503	$411,247
Money market deposit accounts	288,404	251,735	246,657	252,395	264,873
Governmental deposit accounts	130,630	157,802	158,832	165,310	126,453
Savings accounts	183,499	172,715	161,664	155,097	138,383
Interest-bearing demand accounts	124,787	112,854	112,476	110,731	106,233
Total retail interest-bearing deposits	1,119,633	1,108,943	1,091,030	1,076,036	1,047,189
Brokered certificates of deposits	55,599	55,168	54,639	54,069	64,054
Total interest-bearing deposits	1,175,232	1,164,111	1,145,669	1,130,105	1,111,243
Non-interest-bearing deposits	317,071	288,376	272,627	268,444	239,837
Total deposits	$1,492,303	$1,452,487	$1,418,296	$1,398,549	$1,351,080

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$185	$27	$51	$—	—
Nonaccrual loans	13,638	15,481	16,567	20,492	30,022
Total nonperforming loans	13,823	15,508	16,618	20,492	30,022
Other real estate owned	836	1,173	1,140	869	2,194
Total nonperforming assets	$14,659	$16,681	$17,758	$21,361	$32,216

Allowance for loan losses as a percent of
nonperforming loans	128.86%	119.98%	119.90%	103.69%	79.00%
Nonperforming loans as a percent of total loans	1.39%	1.55%	1.73%	2.16%	3.19%
Nonperforming assets as a percent of total assets	0.76%	0.89%	0.97%	1.18%	1.80%
Nonperforming assets as a percent of total loans
and other real estate owned	1.48%	1.66%	1.85%	2.25%	3.41%
Allowance for loan losses as a percent of total loans	1.81%	1.88%	2.09%	2.25%	2.53%

Capital Information(a)
Tier 1 common ratio	14.06%	13.86%	13.92%	13.82%	12.82%
Tier 1 risk-based capital ratio	14.06%	15.85%	15.93%	15.86%	14.86%
Total risk-based capital ratio (Tier 1 and Tier 2)	15.43%	17.16%	17.27%	17.20%	16.20%
Leverage ratio	8.83%	10.13%	10.18%	10.05%	9.45%
Tier 1 common capital	$160,604	$157,520	$156,565	$153,180	$142,521
Tier 1 capital	160,604	180,147	179,183	175,789	165,121
Total capital (Tier 1 and Tier 2)	176,224	195,083	194,307	190,694	180,053
Total risk-weighted assets	$1,141,938	$1,136,532	$1,124,982	$1,108,633	$1,111,443
Tangible equity to tangible assets (b)	8.28%	8.37%	8.45%	8.28%	8.22%
Tangible common equity to tangible assets (b)	8.28%	8.37%	8.45%	8.28%	8.22%
(a) December 31, 2012 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2012	2012	2011	2012	2011
(Recovery of) Provision for Loan Losses
Provision for checking account overdrafts	$82	$144	$147	$294	$418
(Recovery of) provision for other loan losses	(585)	(1,100)	(620)	(5,010)	7,580
Total (recovery of) provision for loan losses	$(503)	$(956)	$(473)	$(4,716)	$7,998

Net Charge-Offs
Gross charge-offs	$2,570	$858	$2,352	$7,511	$15,844
Recoveries	2,277	496	1,329	6,321	4,797
Net charge-offs	$293	$362	$1,023	$1,190	$11,047

Net Charge-Offs (Recoveries) by Type
Commercial real estate	$173	$139	$518	$747	$8,780
Commercial and industrial	(66)	(143)	(72)	(324)	304
Residential real estate	36	253	302	318	957
Real estate, construction	—	—	—	—	—
Home equity lines of credit	(9)	8	7	62	315
Consumer	42	(24)	126	11	252
Deposit account overdrafts	117	129	142	376	439
Total net charge-offs	$293	$362	$1,023	$1,190	$11,047

Net charge-offs as a percent of loans (annualized)	0.12%	0.15%	0.43%	0.12%	1.16%

SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2012	2012	2012	2012	2011

Trust assets under management	$888,134	$874,293	$847,962	$853,444	$821,659
Brokerage assets under management	404,320	398,875	309,852	284,453	262,196
Mortgage loans serviced for others	$330,721	$307,052	$296,025	$281,015	$275,715
Employees (full-time equivalent)	494	501	494	499	513

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2012			September 30, 2012			December 31, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$13,014	$7	0.21%	$10,150	$5	0.20%	$8,623	$4	0.22%
Investment securities (a)(b)	689,895	5,289	3.07%	691,304	5,270	3.05%	676,550	6,518	3.85%
Gross loans (a)	995,766	12,568	5.03%	966,758	11,942	4.92%	948,598	12,225	5.12%
Allowance for loan losses	(19,865)			(19,981)			(25,695)
Total earning assets	1,678,810	17,864	4.24%	1,648,231	17,217	4.17%	1,608,076	18,747	4.64%

Intangible assets	68,422			65,912			64,451
Other assets	140,092			133,448			137,664
Total assets	$1,887,324			$1,847,591			$1,810,191

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$178,200	$23	0.05%	$164,771	$24	0.06%	$135,489	$20	0.06%
Government deposit accounts	145,240	201	0.55%	162,773	248	0.61%	139,570	241	0.69%
Interest-bearing demand accounts	118,039	23	0.08%	114,030	22	0.08%	103,820	28	0.11%
Money market deposit accounts	265,181	91	0.14%	244,857	96	0.16%	261,024	133	0.20%
Brokered certificates of deposits	55,387	491	3.53%	55,158	491	3.54%	64,396	549	3.38%
Retail certificates of deposit	404,356	1,223	1.20%	407,254	1,290	1.26%	415,887	1,968	1.88%
Total interest-bearing deposits	1,166,403	2,052	0.70%	1,148,843	2,171	0.75%	1,120,186	2,939	1.04%

Short-term borrowings	45,200	17	0.15%	47,772	19	0.16%	50,674	18	0.14%
Long-term borrowings	128,822	1,396	4.16%	128,970	1,431	4.37%	165,939	1,729	4.10%
Total borrowed funds	174,022	1,413	3.20%	176,742	1,450	3.23%	216,613	1,747	3.17%
Total interest-bearing liabilities	1,340,425	3,465	1.03%	1,325,585	3,621	1.08%	1,336,799	4,686	1.39%

Non-interest-bearing deposits	298,210			280,223			236,405
Other liabilities	28,120			25,066			12,248
Total liabilities	1,666,755			1,630,874			1,585,452

Preferred equity	—			—			17,104
Common equity	220,569			216,717			207,635
Stockholders’ equity	220,569			216,717			224,739
Total liabilities and equity	$1,887,324			$1,847,591			$1,810,191

Net interest income/spread (a)		$14,399	3.21%		$13,596	3.09%		$14,061	3.25%
Net interest margin (a)			3.42%			3.30%			3.49%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Year Ended
	December 31, 2012			December 31, 2011
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$9,705	$20	0.21%	$11,522	$24	0.21%
Investment securities (a)(b)	685,439	22,167	3.23%	669,765	26,717	3.99%
Gross loans (a)	967,166	48,370	5.00%	950,951	49,525	5.21%
Allowance for loan losses	(21,473)			(27,259)
Total earning assets	1,640,837	70,557	4.30%	1,604,979	76,266	4.75%

Intangible assets	65,881			64,621
Other assets	134,571			141,479
Total assets	$1,841,289			$1,811,079

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$162,055	$90	0.06%	$132,365	$166	0.13%
Government deposit accounts	151,877	937	0.62%	147,688	1,531	1.04%
Interest-bearing demand accounts	113,022	117	0.10%	101,094	161	0.16%
Money market deposit accounts	255,345	423	0.17%	262,374	760	0.29%
Brokered certificates of deposits	56,451	1,996	3.54%	70,417	2,308	3.28%
Retail certificates of deposit	404,872	5,496	1.36%	419,226	9,004	2.15%
Total interest-bearing deposits	1,143,622	9,059	0.79%	1,133,164	13,930	1.23%

Short-term borrowings	50,641	74	0.14%	47,114	103	0.22%
Long-term borrowings	134,978	5,862	4.27%	171,776	7,121	4.11%
Total borrowed funds	185,619	5,936	3.17%	218,890	7,224	3.27%
Total interest-bearing liabilities	1,329,241	14,995	1.13%	1,352,054	21,154	1.56%

Non-interest-bearing deposits	273,893			228,093
Other liabilities	24,037			11,435
Total liabilities	1,627,171			1,591,582

Preferred equity	—			19,492
Common equity	214,118			200,005
Stockholders’ equity	214,118			219,497
Total liabilities and equity	$1,841,289			$1,811,079

Net interest income/spread (a)		$55,562	3.17%		$55,112	3.19%
Net interest margin (a)			3.39%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s)	2012	2012	2012	2012	2011

Tangible Equity:
Total stockholders' equity, as reported	$221,728	$218,835	$214,623	$208,666	$206,657
Less: goodwill and other intangible assets	68,525	68,422	65,383	64,429	64,475
Tangible equity	$153,203	$150,413	$149,240	$144,237	$142,182

Tangible Common Equity:
Tangible equity	$153,203	$150,413	$149,240	$144,237	$142,182
Less: preferred stockholders' equity	—	—	—	—	—
Tangible common equity	$153,203	$150,413	$149,240	$144,237	$142,182

Tangible Assets:
Total assets, as reported	$1,918,050	$1,866,510	$1,831,359	$1,805,923	$1,794,161
Less: goodwill and other intangible assets	68,525	68,422	65,383	64,429	64,475
Tangible assets	$1,849,525	$1,798,088	$1,765,976	$1,741,494	$1,729,686

Tangible Book Value per Common Share:
Tangible common equity	$153,203	$150,413	$149,240	$144,237	$142,182
Common shares outstanding	10,547,960	10,534,445	10,526,954	10,521,548	10,507,124

Tangible book value per common share	$14.52	$14.28	$14.18	$13.71	$13.53

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$153,203	$150,413	$149,240	$144,237	$142,182
Tangible assets	$1,849,525	$1,798,088	$1,765,976	$1,741,494	$1,729,686

Tangible equity to tangible assets	8.28%	8.37%	8.45%	8.28%	8.22%

Tangible Common Equity to Tangible Assets Ratio:
Tangible common equity	$153,203	$150,413	$149,240	$144,237	$142,182
Tangible assets	$1,849,525	$1,798,088	$1,765,976	$1,741,494	$1,729,686

Tangible common equity to tangible assets	8.28%	8.37%	8.45%	8.28%	8.22%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2012	2012	2011	2012		2011

Pre-Provision Net Revenue:
Income before income taxes	$5,539	$7,134	$5,177	$29,910		$17,151
Add: provision for loan losses	—	—	—	—		7,998
Add: loss on debt extinguishment	1,033	—	—	4,144		—
Add: loss on loans held-for-sale and OREO	—	—	869	—		1,395
Add: loss on other assets	85	174	—	261		31
Less: recovery of loan losses	503	956	473	4,716		—
Less: gain on loans held-for-sale and OREO	58	—	—	66		469
Less: net gain on securities transactions	273	112	—	3,548		473
Less: gain on other assets	—	13	60	13		42
Pre-provision net revenue	$5,823	$6,227	$5,513	$25,972		$25,591

Pre-provision net revenue	$5,823	$6,227	$5,513	$25,972	13,928	$25,591
Total average assets	1,887,324	1,847,591	1,810,191	1,841,289		1,811,079

Pre-provision net revenue to total average assets (annualized)	1.23%	1.34%	1.21%	1.41%		1.41%

END OF RELEASE